Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Great Atlantic and Pacific Tea Company, Inc. of our report dated November 2, 2007, except as to note 24 which is dated May 9, 2008, relating to the consolidated financial statements of METRO Inc. as of September 29, 2007 and for the year then ended, included in The Great A&P Tea Company, Inc. Annual Report on Form 10-K for the year ended February 23, 2008 which is incorporated in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on May 8, 2008.

/s/ Ernst & Young LLP

Montréal, Canada l
July 14, 2008	Chartered Accountant